Exhibit 5.1

LEHMAN & EILEN LLP.
Mission Bay Office Plaza
Suite 300
20283 State Road 7
Boca Raton, FL 33498
Tel: (561) 237-0804
Fax: (561) 237-0803

June 2, 2008

The Board of Directors
ImmunoBiotics, Inc.
1060 San Negocio, Suite B
San Clemente, California 92672

Re:           Registration Statement on Form S-1

Gentlemen:

       At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by ImmunoBiotics, Inc., a Florida corporation (the “Company”), that is intended to register under the Securities Act of 1933, as amended (the “Securities Act”), 972,617 shares of the Company’s common stock which are issued and outstanding (the “Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

Lehman & Eilen LLP